Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
     This Severance Agreement and Release of Claims (“Agreement”) is made and entered into by and between Frank J. Bellizzi (“Executive”) and Zila, Inc. and all of its affiliated companies and divisions (collectively referred to as the “Company”); and is intended by the parties hereto to settle and dispose of all claims and liabilities that exist between Executive and Company as indicated herein.
RECITALS
     A. Executive and the Company are parties to that certain Employment Agreement effective as of May 22, 2006 (the “Employment Agreement”).
     B. Executive’s last day of employment with the Company will be June 30, 2008 (the “Severance Date”). Executive’s position as Executive Vice President-Business Development will terminate on the Severance Date and all other positions he holds with the Company and with each of Company’s subsidiaries and affiliated entities will terminate on the date hereof.
     C. By entering into this Agreement, the parties mutually and voluntarily agree to be legally bound by the terms set forth below.
COVENANTS
     NOW, THEREFORE, for valuable consideration, the parties agree as follows:
I.
     A. The Executive’s employment with the Company shall be terminated on the Severance Date and, until such date, he shall receive payroll payments in the same amounts as received prior to the date hereof (less applicable tax withholdings). Such payments shall be made in accordance with the Company’s regular payroll. On or before the Severance Date, the Company will pay Executive for his accrued, but unused 15 days of paid-time-off (“PTO”) (less applicable withholdings). In addition, the Company will promptly reimburse Executive for all business-related expenses he incurs through the date hereof pursuant to existing Company policies and practices.
     B. By December 31, 2008, Executive’s Employment Agreement must be amended either to comply with Section 409A of the Internal Revenue Code (“Code”) or to qualify for an exception to the requirements of Section 409A. In order to qualify for an exception to the requirements of Section 409A of the Code, Executive and the Company hereby amend Executive’s Employment Agreement by adding the following new paragraph to the end of Section 15.4:

Notwithstanding any provision of this Section 15.4 to the contrary, under no circumstances will any amount of the Severance Pay to which you are entitled hereunder be paid to you after March 15 of the year following the year in which the event triggering the Company’s obligation to pay you Severance Pay occurs. If the four-month period over which the Company is to pay you the second one-half of your Severance Pay, as described above, would extend beyond March 15 of the year following the year in which the triggering event occurs, the Company will pay to you any amounts of the Severance Pay the Company has not yet paid to you on the regularly scheduled payroll date immediately prior to such March 15.
     C. The Company will pay Executive $25,000 (subject to applicable tax withholdings) in a lump sum payment on the date this Agreement takes effect (i.e. after the expiration of the seven (7) day revocation period set forth in Section VII, assuming Executive does not revoke his signature during that seven day period).
     D. Effective June 30, 2008 (assuming Executive does not revoke his signature during the seven day period set forth in Section VII), the Company will issue Company common stock to Executive that is worth $52,500 based on the closing price of the Company’s common stock on such date (the “June 30 Restricted Stock”). The number of shares issued will be reduced for applicable tax withholdings, such withheld share to be valued as provided in the preceding sentence All restrictions on the June 30 Restricted Stock will be lifted at the time of the issuance and such shares shall be fully vested upon issuance. The certificate representing the June 30 Restricted Stock will be delivered to Executive no later than July 3, 2008, and will be dated June 30, 2008 and will not bear any restrictive legends.
     E. Assuming Executive does not revoke his signature during the seven day period set forth in Section VII, within 3 business days following the date the Company files a Registration Statement on Form S-8 covering all stock to be issued under this Agreement (the “Registration Statement”), but in no event later than June 30, 2008, the Company will issue 600,000 shares of restricted stock to Executive (the “Severance Restricted Stock”). The number of shares issued will be reduced for applicable tax withholdings, such withholdings to be valued based on the closing price of the Company’s common stock on such date. Except as provided in the next sentence, all restrictions on the Severance Restricted Stock will be lifted at the time of the issuance and such shares shall be fully vested upon issuance. Executive agrees that, for a period (the “Lock-Up Period”) beginning on June 6, 2008 and ending on the date that is 90 days thereafter, he will not, without the prior written consent of the Company sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, the Severance Restricted Stock.
     F. The Company agrees to directly pay the entire cost of COBRA coverage for Executive for a period of one (1) year following the Severance Date assuming that Executive timely elects COBRA coverage and that he does not revoke his signature during the seven day period set forth in Section VII.

     G. The Company agrees to the following concerning outstanding grants of stock options and restricted stock to Executive:
•	All restrictions on the 125,000 shares of restricted stock that were granted to the Executive prior to the date of this Agreement are lifted, and such shares shall be fully vested (the “Prior Restricted Stock”) assuming Executive does not revoke his signature during the seven day period set forth in Section VII. The Company shall withhold the number of shares necessary to provide for applicable tax withholdings, such withholdings to be valued based on the Closing price of the Company’s common stock on the date of this Agreement.

•	Executive agrees that except for the rights set forth in this Agreement, any option to purchase Company stock or any other right to receive Company stock, whether vested or unvested as of the date hereof, shall terminate immediately.
     H. The Company shall cause the Registration Statement to be filed with the SEC and become effective on or before June 30, 2008 and shall cause all shares of stock that are the subject of this Agreement to be issued in accordance with the Company’s Stock Award Plan and to be covered by such effective Registration Statement at the time of issuance. On and after June 30, 2008, the Company will cooperate with Executive, and will instruct its transfer Agent, to cause all restrictive legends of the June 30 Restricted Stock, the Severance Restricted Stock and the Prior Restricted Stock to be promptly removed to facilitate transfers of such shares without regard to any legend after June 30, 2008; provided, that the Company may impose restrictive legends with respect to the Lock-Up Period that expire by their terms at the end of the Lock-Up Period.
     I. The Company hereby waives and releases Executive and his successors and assigns from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever which the Company has, had, or may have had against Executive in connection with any cause or matter whatsoever, whether known or unknown to the parties at the time of execution of this Agreement and existing from the beginning of time to the date of the execution of this Agreement and including, without limitation, all matters related to Executive’s employment with the Company, the Employment Agreement, and the termination of Executive’s employment.
     This Agreement may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local or other law relating to this Agreement or to Executive’s employment and/or termination of employment with Company or its subsidiaries, affiliates, related entities, predecessors, parents or divisions.

     J. The Company agrees to provide Executive with records relating to Executive’s stock purchases, options and other personal records of Executive in Company’s possession.
     K. Executive acknowledges that upon receipt of the above, he is not owed any further money or any further equity compensation by the Company.
     L. Executive’s position as Executive Vice President-Business Development will terminate on the Severance Date and all other positions he holds with the Company and with each of Company’s subsidiaries and affiliated entities are hereby terminated on the date hereof. Executive’s employment shall terminate on the Severance Date. Executive will not be required to report to the office after the date hereof. The Company shall notify Executive in writing of the manner that Executive is authorized to handle Company-related e-mails and telephone messages. At the request of Company, Executive agrees to execute any documents reasonably requested to effectuate or to facilitate his termination of employment and other such positions.
II.
     In consideration of the covenants set forth in Paragraph I above and the covenants herein:
     A. Executive, on behalf of himself, his marital community if any, and his heirs or assigns, expressly releases Company and its parent, subsidiaries, affiliated companies, directors, officers, all of their agents, employees, and attorneys; and all their predecessors and successors (collectively the “Released Entities”) from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH EXECUTIVE HAS, HAD, OR MAY HAVE HAD AGAINST COMPANY OR ANY OR ALL OF THE RELEASED ENTITIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT AND EXISTING FROM THE BEGINNING OF TIME TO THE DATE OF THE EXECUTION OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE EMPLOYMENT AGREEMENT AND THE TERMINATION OF HIS EMPLOYMENT, BUT EXCLUDING EXECUTIVE’S RIGHTS IN THIS AGREEMENT.
     By signing this Agreement, Executive agrees to FULLY WAIVE AND RELEASE ALL CLAIMS without limitation, such as attorneys’ fees, and all rights and claims arising out of, or relating to, his employment or termination from employment, with the Company including, BUT NOT LIMITED TO, any claim or other proceeding arising under:
•	The Civil Rights Act of 1866 (“Section 1981”);

•	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991;

•	The Americans with Disabilities Act (“ADA”);

•	The Age Discrimination in Employment Act (“ADEA”);

•	The Older Workers Benefit Protection Act;

•	The Employment Retirement Income Security Act;

•	The Labor Management Relations Act (“LMRA”);

•	The National Labor Relations Act (“NLRA”);

•	The Fair Labor Standards Act (“FLSA”);

•	The Family and Medical Leave Act of 1993 (“FMLA”);

•	The Arizona Civil Rights Act;

•	The Arizona Employment Protection Act; and/or

•	Any common law or statutory cause of action arising out of Executive’s employment or termination of employment with the Company.
     This Agreement may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local or other law relating to this Agreement or to Executive’s employment and/or termination of employment with Company or its subsidiaries, affiliates, related entities, predecessors, parents or divisions. Notwithstanding any provision hereof to the contrary, however, Executive does not release his rights to indemnification under provisions of the Company certificate of incorporation, bylaws or applicable law, or his rights to D&O insurance.
     B. Executive shall deliver to Company any Company property that is currently in his possession including any documents, materials, files, or computer files, or copies, reproductions, duplicates, transcriptions, or replicas thereof, relating to Company’s business or affairs, which are in Executive’s possession or control, or of which Executive is aware. Executive will make a diligent search for the afore-mentioned items. Executive will deliver these items to Company by the Severance Date.
III.
     The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provision. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overbroad, Executive agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.
IV.
     Executive agrees to use his commercially reasonable efforts to cooperate fully with the Company and its counsel at the Company’s expense in connection with any charges of discrimination, lawsuits or other legal matters relating to Company in which Company determines that Executive is a relevant witness. Executive’s cooperation will include meeting at reasonable times with Company’s attorneys, providing the attorneys with requested information, consenting to depositions and interviews, and appearing as a witness on behalf of Company in any government investigation, formal or informal, in which Company or any of its affiliates is a respondent, subject, or called upon to be interviewed or examined under oath as a third party, in each case for which Executive shall receive reasonable compensation for his time. Except as otherwise provided in this Agreement, and except to the extent Executive’s counsel advises him that such representation presents a potential conflict of interest, with respect to any such depositions, interviews, and appearances, (in which case the Company will pay the reasonable fees and expenses of Executive’s separate counsel) Executive agrees to be represented by Company’s counsel. Executive agrees to work with such counsel in preparation therefor.
V.
     Executive agrees that he will not seek nor accept employment in the future with the Company or any of its subsidiaries, affiliates, successors, or divisions.
VI.
     By his signature below, Executive affirms that he has been given at least 21 days during which to consider this Agreement. Executive has been advised to seek legal counsel prior to signing this Agreement. Executive acknowledges and agrees that if he fails to execute and return this Agreement to the Company during the 21-day period described in this Section, he will forfeit his right to the payments and benefits described in Section I.
VII.
     Executive may revoke this Agreement at any time within seven (7) days following his execution of the Agreement. Such revocation must be provided in writing and received during the seven (7) day revocation period. To be effective, the revocation must be received by the following individual:
General Counsel
Zila, Inc.
5227 N. 7th Street
Phoenix, AZ 84014
     This Agreement shall not become effective or enforceable until the foregoing revocation period has expired.
VIII.
     The Company and Executive mutually agree not to disparage the other, either directly or indirectly. However, nothing in this Section precludes either party from testifying or participating in any legal proceeding in which the party is required by law to provide information about the other party.

IX.
     Executive agrees that all requests for employment verification with the Company be directed to the Company’s Director of Human Resources, Chief Financial Officer or General Counsel. The Company agrees that it will provide only Executive’s position and dates of employment in response to such employment verification requests. The Company agrees to file a Form 8-K in substantially the form attached hereto as Exhibit A to announce this Agreement and shall not make public statements regarding Executive which augment or contradict such Form 8-K.
X.
     Except for the Employee Confidentiality and Intellectual Property Agreement executed by Executive which will remain in full force and effect, this Agreement supersedes and replaces all prior discussions, understandings, and oral agreements between the parties except as noted herein, and contains the entire agreement between them on the matters herein contained. This Agreement may not be changed orally, but only by a written agreement signed by Executive and Company.
XI.
     The laws of the State of Arizona will apply to this Agreement.
XII.
     The Company intends that the payments described in Sections I.A, C, D, E and G fit within the short-term deferral exception to Section 409A of the Code as defined in Treas. Reg. § 1.409A-1(b)(4). In order to meet the requirements of the short-term deferral exception, despite any other provision of this Agreement to the contrary, such payments shall be paid at the times stated in Sections I.A, C, D, E and G and in no event later than March 15, 2009. Payments may be delayed only in accordance with regulations issued pursuant to Section 409A of the Code. In addition, the Company intends that the payment of COBRA premiums pursuant to Section I.F fit within the exception to Section 409A of the Code for certain medical benefit reimbursements as defined in Treas. Reg. § 1.409A-1(b)(9)(v).

	/s/ Frank J. Bellizzi	Date:	June 6, 2008

Frank J. Bellizzi

Zila, Inc.

By:	/s/ Gary V. Klinefelter	Date:	June 6, 2008
Gary V. Klinefelter, Vice President